CONTACT:	Leah Knapp, Erie Insurance
814/870-5758, leah.knapp@erieinsurance.com

FOR IMMEDIATE RELEASE

Erie Indemnity Company Announces Departure of Chief Financial Officer

ERIE, Pa. (Sept. 23, 2015) - Erie Indemnity Company (NASDAQ: ERIE) announced that Marcia A. Dall, executive vice president and chief financial officer, will depart ERIE on October 9, 2015. Dall has accepted the position of Executive Vice President and Chief Financial Officer (CFO) for Churchill Downs Incorporated (NASDAQ: CHDN). Greg Gutting, ERIE’s current senior vice president, controller, will serve as interim CFO.

“In her time with us, Marcia built a world-class financial operation,” said Terry Cavanaugh, president and CEO of Erie Insurance. “Her personal capability and commitment to ERIE has played out in the growth and success we experienced during her tenure as CFO. She established and leaves us with a highly skilled and focused team, and we wish her well in the next phase of her career.”

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 11th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 16th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company, a Barron’s 500 company and has been recognized by Forbes as one of America's 50 Most Trustworthy Financial Companies.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward-looking and, as such, may involve risks and uncertainties. These forward-looking statements reflect the Company's current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties that may cause results to differ materially from results anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. The Company assumes no obligation to publicly update or revise any forward-looking statements.

###
(ERIE-F)